Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated July 30, 2013

Relating to Preliminary Prospectus Supplement dated July 29, 2013

Registration No. 333-187636

Cousins Properties Incorporated

FREE WRITING PROSPECTUS

This free writing prospectus should be read together with the preliminary prospectus supplement dated July 29, 2013 and the prospectus dated March 29, 2013 (together the “Prospectus”) related to the Registration Statement on Form S-3 (File No. 333- 187636) (the “Registration Statement”). Capitalized terms used in this free writing prospectus have the meanings set forth in the Prospectus unless otherwise defined in this free writing prospectus.

Supplemental Underwriting Disclosure

The “Other Relationships” section under the heading “Underwriting” in the Prospectus is supplemented with the following:

Crescent Real Estate Holdings, LLC, the seller in the Texas Acquisition, is majority-owned by affiliates of Barclays Capital Inc., which is an underwriter in this offering. In addition, other affiliates of Barclays Capital Inc. have made loans secured in part by the properties subject to the Texas Acquisition. All or a portion of the net offering proceeds of this offering will be used to pay down any outstanding portion of the loans, and/or distributed to the owners of Crescent Real Estate Holdings, LLC. As such, affiliates of Barclays Capital Inc. will therefore receive a portion of the net offering proceeds that are used to fund the Texas Acquisition. Barclays Capital Inc. also acted as financial advisor to Crescent Real Estate Holdings, LLC in connection with the Texas Acquisition.

The section entitled “Underwriting” in the Prospectus is supplemented with the following:

Reserved Shares

At our request, the underwriters have reserved for sale, at the public offering price, up to 1,200,000 shares offered hereby for sale to one of our directors and other business associates and related persons. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. We cannot provide any assurance as to the exact number of common shares that these persons will purchase, if any. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus supplement.

COUSINS PROPERTIES INCORPORATED (THE “ISSUER”) HAS FILED A REGISTRATION STATEMENT (INCLUDING THE PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CONTACTING J.P. MORGAN SECURITIES LLC, ATTENTION: BROADRIDGE FINANCIAL SOLUTIONS, 1155 LONG ISLAND AVENUE, EDGEWOOD, NY 11717, OR BY CALLING TOLL FREE 1-866-803-9204, OR CONTACTING BOFA MERRILL LYNCH, 222 BROADWAY, NEW YORK, NY 10038, ATTN: PROSPECTUS DEPARTMENT, BY CALLING TOLL FREE 1-866-500-5408, OR BY EMAILING DG.PROSPECTUS_REQUESTS@BAML.COM.